EXHIBIT 10.3

February 28, 2013

Stuart Batchelor
The Ridings
216 Forest Road
Coalville, LEICS, LE67 3SJ

Dear Stuart:

I am pleased to confirm your promotion to Executive Vice President, Global Staffing Services. Outlined below are the new terms and conditions of this assignment which amend and supplement your existing employment agreement. All other terms and conditions of the existing employment agreement remain unchanged and in effect.

For the purpose of this letter, CDI AndersElite Limited (UK) is the Home Company/Country and CDI Corporation (US) is the Host Company/Country.

1.Position
You will be working in the capacity of Executive Vice President, Global Staffing Services, reporting directly to the President & CEO of CDI Corporation.

2.    Compensation
You will be paid a salary of £244,000 per annum effective January 9, 2013. Subject to the same conditions as your current annual bonus, you will be eligible for an annual bonus target equivalent to 70% of your annual base salary.

3.    Continuing Relationship
You will remain an employee of the Home Company, subject to change upon mutual agreement.

4.    Visa and Passports
It will be the joint responsibility of you and the Company to ensure that necessary passport, visas and work permits is in order before the assignment begins. The Company will apply for your work and residence permit. You will not be able to commence working in the host location without the proper documentation. The costs of the visa and work permit will be borne by the Host Company. .
5.    Tax declaration & tax assistance
To the extent you become liable for US tax amounts (as a result of the assignment) above what you would otherwise be responsible for in the UK, the Company will reimburse you for the cost of such taxes. The reimbursement will be for an amount that will equalize the tax liability that you would otherwise be responsible if all your professional income for the assignment were generated in the UK. This approach states you are liable to pay the same amount of tax as you would have paid at home (stay at home tax) based on your professional income and family status. Professional income is defined as base salary, bonus, deferred compensation and flexible benefits.
Tax return assistance will be provided for the length of the assignment and for the period international tax matters associated with this assignment are completed. A tax advisor will be assigned to you for the exclusive purpose of computing local tax obligations or liabilities.

6.    Travel
The Company will pay for business travel expenses for you during the assignment, to cover costs including:

▪	Airfare

▪	Lodging

▪	Other general expenses in connection with business activities

7.    Stays in the Host Country
During stays in the Host Country, the Host Company will bear the cost of hotel rooms or of making a corporate apartment available for use, if one is obtained.
8.    Holidays/Vacation
You will continue to accrue vacation under the Home Country scheme.
9.    Working Conditions
Hours of work, public holidays and other matters pertaining to your assignment, which are not addressed in this letter, will be according to practices and policy of the Home Company, unless a matter arises that interferes with your ability to carry out his duties at which point you will work with your direct manager to address.

Sincerely yours,

___/s/ Paulett Eberhart_____________________
Paulett Eberhart             Date
President & CEO
CDI Corporation

I agree to the terms and conditions as outlined in this letter.

___/s/ Stuart Batchelor_____________1st March 2013
Stuart Batchelor              Date